Exhibit 10.1

January 9, 2007

Mr. Darryl M. Dunn
35 Brittany Lane
Glenmoore, PA 19343

Dear Darryl:

We are pleased to offer you the position of Vice President, Chief Accounting Officer and Treasurer, to be located in our Corporate Headquarters office in Radnor, Pennsylvania. The terms of our offer are detailed below:

Effective Date:	January 15, 2007

Reports to:	Howard M. Sipzner, in his role as Chief Financial Officer

Base Salary:	$8,125.00, paid semi-monthly on the 15th and last day of the month ($195,000.00 Annualized)

Incentive
Programs:	You will become a participant in the Company’s Executive Short and Long Term Compensation Programs, which provide incentive awards based on the attainment of Company, business unit, and individual goals. Through these plans, your total eligible incentive compensation target award shall be the sum of and applicable to and payable in each of (x) a cash bonus between 25% and 30% of your annual base salary and (y) common shares, performance share units and/or options with a fair market value at the time of grant equal to between 25% and 30% of your annual base salary, which vest over a five-year period.

Bonus awards to officers are payable in amounts as determined by the Compensation Committee of the Board of Trustees, taking into account the recommendations of the CFO and the CEO. Bonus awards are normally paid to officers in the first quarter following the performance year. Dividends on unvested share awards are payable to you in cash at the time they are distributed to shareholders.

As a Vice President, you are required to hold BDN shares equivalent to the lesser of (i) 50% of the aggregate dollar amount of bonuses awarded in the form of Company equity awards (such as restricted shares) during the period following the commencement of your employment and (ii) 1.5 multiplied by your base salary. Unvested, restricted shares count toward meeting this requirement. Consistent with Brandywine’s insider share ownership policy, 25% of your cash bonus must be converted to BDN shares toward satisfaction of the goals for your position. Brandywine offers a deferred compensation plan and certain features of the plan may also help facilitate your meeting this requirement, or you may purchase shares on the open market during approved “trading windows”.

Signing Bonus:	In addition to the other benefits set forth in this letter, the Company will award you within ten (10) days of your commencement of employment as a transition signing bonus: Fifteen Thousand Dollars ($15,000.00).

Severance
Protection:	If your employment terminates within 365 days following the date that we undergo a change of control (or upon death or disability), then you will be entitled to a severance payment in an amount based on a 1.0 multiple of the sum of (i) your base salary and (ii) your most recent annual long-term cash and equity bonus. You will also receive continuing medical coverage for a period of time as well.

Benefits:	You will be eligible to enroll in Brandywine’s welfare and retirement plans in accordance with the terms and conditions thereof per the following schedule, assuming a start date on or before January 31, 2007:

	Medical, Dental and Vision Plans:	March 1, 2007
	Life and Disability Plans:	March 1, 2007
	401(k) Plan:	April 1, 2007
	Vacation:	Three (3) weeks

Business Expenses and Mileage Reimbursement
You will receive reimbursement for normal, ordinary and reasonable business expenses upon your submission of receipts substantiating the expenses claimed in accordance with Company policy. As part of reasonable expenses, you will be entitled to reimbursement for business usage of your personal automobile at the current IRS guideline per mile.

Confidential Information
You acknowledge that, as an employee of Brandywine, you will acquire information about certain matters which are confidential and which information is the exclusive property of Brandywine, including, but not necessarily limited to: (a) information concerning financial and strategic planning, market research, and operations; (b) information concerning pricing, marketing and sales policies, methods, techniques and concepts, in respect of products and services provided or to be provided by Brandywine; (c) names and addresses, course of dealing with and preferences of customers and tenants of Brandywine; and (d) names and addresses of suppliers and prices charged by suppliers. Accordingly, you undertake to treat confidentially all information and agree not to disclose it to any third party either during your employment, except as may be necessary to perform your duties, or after termination of your employment, for any reason, except with the written permission of Brandywine.

No Contractual Obligations
You have represented to us that you are under no contractual obligation to refrain from working for a competitor of any prior employer. Nonetheless, during your prior employment, you may have had access to those employers’ trade secrets or proprietary information that may continue to be of value to them. That information remains the property of those employers. Consequently, you must be particularly careful not to disclose those employers’ trade secrets or proprietary information to anyone within the Company, or to use those trade secrets and proprietary information in the course of your duties with Brandywine. You should also immediately return to those employers any of its property currently in your possession and refrain from bringing any such property onto Brandywine’s premises.

Non-Solicitation
You agree, as a condition of this offer of employment, that while employed by Brandywine and for two years after your employment with Brandywine ends, you will not (1) solicit, directly or indirectly, for purposes of competing with Brandywine, any customer or tenant with which Brandywine has dealt during your employment with Brandywine or any prospective customer or tenant that Brandywine shall have identified and solicited at any time during your employment; or (2) employ or retain, or, directly or indirectly, solicit, recruit, encourage, assist in any way or otherwise arrange to have any other person or entity employ or retain, any person who has been employed or retained by Brandywine as an employee, consultant, agent or director at any time during the last twelve (12) months of your employment with Brandywine, nor will you influence such person to modify or curtail his or her relationship with Brandywine. You agree that you will abide by Brandywine’s Non-Solicitation Policy, which among other requirements, requires that for a period of two years from the date of voluntary or involuntary termination, you will not solicit on your behalf, or on behalf of a third party, any then current employee of Brandywine, any parent, subsidiary or affiliate thereof, to leave his or her employment with the Company, any parent, subsidiary or affiliate thereof for employment with another employer.

Exclusivity
During the term of your employment, you agree to devote your best efforts to serving Brandywine and agree that you shall not, while employed with Brandywine, be employed or engaged in any capacity in promoting, undertaking or carrying on any other business.

Company Policies
It is agreed that you will adhere to all Company policies, rules, systems and procedures as shall be in force from time to time. The Company reserves the right to change the provisions of any of these policies at any time.

At Will Employment
While we are pleased to have you join the team at Brandywine and we wish you every success, we must remind you that, if you become employed, it will be on an at-will basis, which allows Brandywine or you to terminate your employment at any time, for any reason. Neither this letter, nor any other written or verbal communication, is intended to create a contract of permanent employment, and your employment is not intended to be for any specific duration.

Background check
Our offer is contingent upon verification of references and satisfactory completion of a background check, confirming that the information provided to you on your application and resume is accurate and correct. The Company reserves the right to withdraw an offer of employment, or to terminate employment, at any time based on information arising from the background check.

Darryl, we are delighted to extend this offer to join the Brandywine team and believe it represents an exciting opportunity. If these terms and conditions are acceptable, please sign and return this offer letter and return it to me. An additional copy is enclosed for your records. If you have any questions, please do not hesitate to contact me.

Sincerely,

Gerard H. Sweeney
President and Chief Executive Officer

I acknowledge that this offer is not a contract or guarantee of employment and that my employment is “at will”.

Agreed to and accepted by:_______________________________	Date:____________________________________
Darryl M. Dunn

SCHEDULE OF BENEFITS

Medical, Dental, Vision Benefits
You will be eligible for enrollment in Brandywine’s plans on the first of the month following thirty (30) days of service.

Brandywine offers a Preferred Provider (PPO) medical and prescription plan along with dental and vision plans. The Company contributes a portion of the insurance premium, with the employee paying the balance on a pre-tax basis.

Life Insurance, AD&D, Short and Long Term Disability
You will be eligible for enrollment on the first of the month following 30 days of service. Premiums for Group Term Life and AD&D insurance coverage in the amount of 3 x your base rate of pay to a maximum of $500,000 are paid by Brandywine. A supplemental plan is available for additional amounts of insurance for yourself and your dependents.

Short Term Disability is self-funded by Brandywine. Week one of disability is covered by available Sick or Personal Days. Weeks 2 – 12 are paid with a replacement base salary amount of 60% – 100%, depending on your length of service.

Long Term Disability coverage begins on the 91st day of disability with a replacement base salary amount of 60% up to a maximum of $6,000 per month. Insurance premiums are paid by Brandywine.

Executive Deferred Compensation Plan
As an officer of Brandywine, you will be eligible for participation in the Executive Deferred Compensation Plan, a non-qualified retirement plan. This Plan permits the deferral of base salary and bonus and provides a vehicle to accumulate Company stock to meet officer stock ownership requirements. The Plan also offers a discount on Company stock once the stock ownership requirements have been met.

401(k) Retirement Plan
Eligibility for participation is the first of the quarter following 60 days of service. The current 401(k) company match is 30% of your contributions; the maximum salary eligible for the match is 10% of your compensation. Simply put, this means you can defer up to 10% of your wages into a 401(k) investment account and the company will match those funds at the rate of 30 cents for every dollar you contribute. There is no minimum contribution; the maximum contribution is specified by law: in 2006, the maximum is $15,000, if over age 50, $20,000. Vesting is graduated over three years.

Brandywine may also make a discretionary profit sharing contribution equal to a varying percentage of your eligible compensation. This is a contribution made by Brandywine to the employer contribution account of your 401(k) plan and is subject to the same vesting schedule as the match.

Other Benefits
The Company also has several additional benefits such as a voluntary prepaid legal plan, tuition reimbursement, sick and personal days, holidays, an employee assistance program, and a scholarship award for children of employees.

The Company reserves the right to change, modify, or eliminate its benefits or coverage at its discretion.